UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 19, 2013

Mopals.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Richmond Street East, Suite 200
Toronto, Ontario, CANADA, M5A 1P5
 (Address of principal executive offices)(Zip Code)

416-362-4888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into A Material Definitive Agreement

On December 19, 2013, Mopals.com, Inc. (the “Company” or “MoPals”), entered into a letter of intent (the “Letter of Intent”) with Relativity Sports, LLC (“Relativity”), a sports management company dedicated to providing elite professional athletes a full-range of development services including contract negotiation, marketing, media relations, fan management, brand building, entrepreneurial opportunities, community involvement and personal services.

Relativity represents hundreds of professional athletes and MoPals and Relativity will work together to choose ten of their influential athletes to represent MoPals. The Letter of Intent establishes a framework whereby Relativity will provide certain services in connection with its athlete’s participation in endorsing MoPals’ brand (the “Proposed Relationship”), which will be negotiated over an exclusive period of up to 60 days.  During this time, MoPals also intends to negotiate endorsement agreements with Relativity’s athletes. The Letter of Intent also details (i) the terms of the proposed definitive agreement between the parties, including the term of the agreement, the shares of MoPal’s common stock to be issued to Relativity upon execution of the definitive agreement, and additional closing conditions, as well as (ii) the confidential terms of the endorsement agreements between MoPals and each athletes, including the athlete’s responsibilities and the compensation to be provided by MoPals.

The foregoing description of the terms of the Letter of Intent are qualified in their entirety by reference to the Form of Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”), which is incorporated by reference herein.

Item 9.01       Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Letter of Intent, dated December 2, 2013, by and among MoPals.com, Inc. and Relativity Sports, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Mopals.com, Inc.

By:	/s/ Alex Haditaghi
Alex Haditaghi
President and Chief Executive Officer

Dated: January 2, 2014